UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2024 (June 30, 2024)

MONEYLION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39346	85-0849243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

249-245 West 17th Street, Floor 4

New York, NY 10011

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 300-9865

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ML	The New York Stock Exchange
Redeemable warrants: each whole warrant exercisable for 1/30th of one share of Class A common stock	ML WS	The New York Stock Exchange

Indicate by check mark whether the rgistrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Master Receivables Purchase Agreement

On June 30, 2024 (the “Closing Date”), ML Plus LLC (the “Seller”), an indirect, wholly-owned subsidiary of MoneyLion Inc. (“MoneyLion”), entered into a Master Receivables Purchase Agreement (the “Purchase Agreement”) with Sound Point Capital Management LP, as purchaser agent (“Sound Point”), and SP Main Street Funding I LLC and each additional purchaser from time to time party thereto, as purchasers (the “Purchasers”). The Purchase Agreement provides for the purchase, subject to certain conditions precedent, by the Purchasers from time to time during the term of the Purchase Agreement, on a committed basis, of a majority of the Seller’s eligible Instacash receivables, subject to certain concentration limits, up to an aggregate facility limit of $175,000,000, which amount may be increased by up to $75,000,000. The obligations of the Seller under the Purchase Agreement will be guaranteed by MoneyLion Technologies Inc. (the “Company”), a direct, wholly-owned subsidiary of MoneyLion. The Purchase Agreement terminates on the two-year anniversary of the Closing Date and may be extended for an additional one-year period upon mutual agreement of the Seller and Sound Point.

The initial price at which the Purchasers will purchase the eligible Instacash receivables with respect to each monthly cohort is based on the average loss rate at 360 days past the repayment date of the three most recent matured monthly cohorts and will be subject to adjustment for future monthly cohorts based on the performance of monthly cohorts at specified intervals past the repayment date compared to the expected loss rates of the reference matured monthly cohorts established at sale and a discount percentage.

The Seller will pay the Purchasers a one-time non-refundable fee, payable monthly, equal to 2.00% times the daily average available facility limit, subject to a maximum aggregate amount of $1,750,000.

The Purchase Agreement contains customary representations and warranties; repurchase rights and obligations of the Seller upon the occurrence of certain events (subject to specified limitations); affirmative and negative covenants, including, among other things, financial reporting and notice requirements and restrictions on the ability of the Seller to incur liens on the purchased receivables; and events of default (subject to specified cure provisions), the occurrence of which will give Sound Point the right to terminate the Purchase Agreement.

In connection with the Seller’s entry into the Purchase Agreement, on the Closing Date, the Company entered into a Servicing Agreement (the “Servicing Agreement”) with Sound Point and the Purchasers pursuant to which the Purchasers appointed the Company to, among other things, service the purchased Instacash receivables in accordance with agreed upon servicing guidelines, collect and remit collections therefrom and provide certain reporting and other information relating to its servicing duties.

The foregoing descriptions of the Purchase Agreement and the Servicing Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Servicing Agreement, copies of which will be filed with the U.S. Securities and Exchange Commission as exhibits to MoneyLion’s Quarterly Report on Form 10-Q for the three months ending June 30, 2024.

Amendment to Credit Agreement

As previously reported, the Company is party to that certain Credit Agreement, dated as of March 24, 2022 (as amended by Amendment No. 1 to Credit Agreement, dated as of March 30, 2023, and Amendment No. 2 to Credit Agreement, dated as of April 28, 2023, the “Credit Agreement”), by and among certain financial institutions from time to time party thereto (the “Lenders”), as lenders, and Monroe Capital Management Advisors, LLC (“Monroe Capital”), as administrative agent and lead arranger.

On June 30, 2024, the Company entered into Amendment No. 3 to Credit Agreement (“Amendment No. 3”) with the Lenders and Monroe Capital in order to amend the Credit Agreement to permit the Seller’s entry into the Purchase Agreement.

The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 3, a copy of which will be filed with the U.S. Securities and Exchange Commission as an exhibit to MoneyLion’s Quarterly Report on Form 10-Q for the three months ending June 30, 2024.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYLION INC.

	By:	/s/ Richard Correia
		Name:	Richard Correia
		Title:	President, Chief Financial Officer and Treasurer

Date: July 5, 2024

3